Exhibit 5.2

February 4, 2010

Umpqua Holdings Corporation

One SW Columbia Street, Suite 1200

Portland, Oregon 97258

Re:	Offering of Depositary Shares representing 1/100th of a share of Series B
Common Stock Equivalent Preferred Stock of Umpqua Holdings Corporation

Ladies and Gentlemen:

We have acted as special counsel for Umpqua Holdings Corporation (the “Company”), in connection with (a) the offering of up to 18,975,000 depositary shares (the “Depositary Shares”), each representing 1/100th of a share of the Company’s Series B Common Stock Equivalent Preferred Stock (the “Preferred Shares”); (b) the preparation and filing of a registration statement on Form S-3 (File No. 333-155997) (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a base prospectus, dated December 5, 2008, which was part of the Registration Statement, with respect to (i) the Company’s common stock, (ii) warrants to purchase the Company’s common stock, (iii) shares of the Company’s preferred stock, (iv) fractional interests in the Company’s preferred stock represented by depositary shares, (v) warrants to purchase the Company’s preferred stock, (vi) the Company’s debt securities (either senior or subordinated), (vii) warrants to purchase the Company’s debt securities, (viii) the Company’s common stock, preferred stock and debt securities that may be issued upon the exercise of warrants, (ix) stock purchase contracts, (x) units of two or more of the Company’s securities, (xi) the Company’s junior subordinated debenture and guarantees relating to trust preferred securities of Umpqua Master Trust, and (xii) such other Company securities as may be issued in exchange for or upon conversion of the preceding securities, as well as (xiii) trust preferred securities of Umpqua Master Trust; and (c) a prospectus supplement, dated February 3, 2010 (together with the base prospectus, the “Prospectus”), relating to the offering and sale of the Depositary Shares, filed with the Commission under Rule 424(b) under the Securities Act. Each of the Preferred Shares is convertible, subject to subsequent adjustment, into 100 shares of the Company’s common stock (the “Underlying Shares”) upon certain conditions specified in the certificate of designations for the Preferred Shares (the “Certificate of Designations”), to be filed with the Oregon Secretary of State on February 8, 2010 or as soon thereafter as practicable. The Depositary Shares are being sold by the Company to J.P. Morgan Securities Inc. (the “Underwriter”) in accordance with the terms of an Underwriting Agreement dated February 3, 2010 (the “Underwriting Agreement”), and are being issued pursuant to a deposit agreement (the “Deposit Agreement”) among the Company, Mellon Investor Services LLC, as depository (the “Depository”), and owners and beneficial owners from time to time of the Depositary Shares.

I

In connection with our opinions, we have examined copies of (i) the Registration Statement and Prospectus; (ii) the Articles of Incorporation and Bylaws of the Company, each as amended or restated to date, including the Certificate of Designations for the Preferred Shares; (iii) minutes of meetings or consent actions in lieu of meetings of the Board of Directors and

February 4, 2010

designated committees of the Board of Directors of the Company relating to the offer and sale of the Depositary Shares, Preferred Shares and Underlying Shares, the Registration Statement, the Prospectus and the Underwriting Agreement; (iv) the Underwriting Agreement; (v) the Deposit Agreement; and (vi) the Company’s form of Preferred Shares Certificate. We have also examined originals or photocopies of such other records of the Company, certificates of officers of the Company and public officials and such other certificates, documents and records, and have made such a review of law, as we have deemed necessary for purposes of this opinion letter.

II

As to certain questions of fact material to the following opinions, we have relied upon the documents listed in Paragraph I above and (a) upon certificates and records of public officials, (b) upon the representations and warranties of the Company contained in the Underwriting Agreement and (c) upon certificates provided to us by officers of the Company for purposes of this opinion letter. In each case, we have not undertaken any independent investigation to determine the existence or absence of any such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Company in connection with this matter.

We have assumed without investigation the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy and completeness of all documents provided to us as originals, and the conformity to authentic and complete original documents of all documents provided to us as certified, conformed, facsimile, electronic or photostatic copies. We have also assumed that the Underwriting Agreement and the Deposit Agreement are authorized by, and are legal, valid and binding obligations of, the Underwriter and the Depository, respectively.

III

Based upon the foregoing, and subject to the further qualifications, limitations and exceptions set forth below, we are of the opinion that:

1.	The Preferred Shares have been duly authorized by all necessary corporate action on the part of the Company, and when issued and delivered against payment therefor in accordance with the terms and conditions of the Underwriting Agreement and the Deposit Agreement, the Preferred Shares will be validly issued, fully paid and non-assessable.

2.	The Depositary Shares have been duly authorized by all necessary corporate action on the part of the Company, and when issued and delivered against delivery of the Preferred Shares in accordance with the terms and conditions of the Underwriting Agreement and the Deposit Agreement, the Depositary Shares will be validly issued and the person(s) in whose name the Depositary Shares are registered will be entitled to the rights specified in the Depositary Shares and in the Deposit Agreement.

3.	The Underlying Shares have been authorized by all necessary action by the Board of Directors of the Company, and after filing Articles of Amendment (as defined in the Certificate of Designations) on or before the Mandatory Conversion Date (as defined in the Certificate of Designations), and upon issuance and delivery in exchange for the Preferred Shares, in accordance with the Certificate of Designations, the Underlying Shares will be duly authorized, validly issued, fully paid and non-assessable.

February 4, 2010

Our opinions set forth in Paragraph III above are subject to the effects of (a) bankruptcy, insolvency, receivership, conservatorship, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors now or hereafter in effect, (b) general equitable principles (whether considered in a proceeding in equity or at law), (c) implied covenants of good faith and fair dealing, (d) the application of principles of public policy, and (e) 12 U.S.C. § 1818(b)(6)(D) (or any successor statute) and other bank regulatory powers now existing or hereafter adopted.

IV

This opinion is limited to the laws of the State of Oregon and applicable federal laws of the United States of America, and to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion. This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference to our name under the caption “Legal Matters” in the Registration Statement and the Prospectus and to the filing of a copy of this opinion as an exhibit to the Company’s current report on Form 8-K to be filed with the Commission and incorporated by reference into the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

ROBERTS KAPLAN LLP